UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 19, 2006
MICHAELS STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-09338 (Commission File Number)	75-1943604 (IRS Employer Identification No.)
8000 Bent Branch Drive
Irving, Texas 75063
P.O. Box 619566
DFW, Texas 75261-9566
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 409-1300

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On June 19, 2006, Albert Hulliung filed a purported stockholder derivative action, which is pending in the United States District Court, Northern District of Texas, Dallas Division. The lawsuit names our Chairman of the Board and Vice Chairman of the Board, in their capacities as officers and directors, all of Michaels’ other current directors, one additional current officer and certain of our former officers as individual defendants and Michaels as a nominal defendant. In connection with the granting and repricing of certain stock options between 1993 and 2001, the plaintiff asserts claims of (i) breaches of fiduciary duty and violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder against all the individual defendants and (ii) unjust enrichment against our Chairman of the Board, Vice Chairman of the Board, one other director and the other current officer and former officers named in the lawsuit. The plaintiff seeks, among other relief, an indeterminate amount of damages from the individual defendants and disgorgement of certain options and any proceeds derived therefrom from the defendants against whom the unjust enrichment claim was asserted. All of these claims are asserted derivatively on behalf of Michaels.
     Prior to the filing of this derivative action, Michaels announced that its Audit Committee (assisted by independent legal counsel and outside accounting experts) had commenced an internal review of Michaels’ historical stock option practices, including a review of Michaels’ underlying option grant documentation and procedures and related accounting. The Audit Committee has not reached any final conclusions as the internal review has not yet been completed. As of the date of this report, two other derivative lawsuits had been filed against the directors and certain officers of Michaels relating to the Company’s historical stock option procedures. For additional information regarding the Audit Committee’s internal review and these two additional lawsuits, see our Form 10-Q for the quarterly period ended April 29, 2006, “Part II — Other Information — Item 1. Legal Proceedings — Internal Review of Stock Option Practices” and “— Derivative Claims,” respectively, filed on June 13, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAELS STORES, INC.
By:	/s/ Jeffrey N. Boyer
Jeffrey N. Boyer
President and Chief Financial Officer

Date: June 28, 2006